Exhibit 10.1

EXTENSION AND THIRD MODIFICATION TO MANUFACTURING, DISTRIBUTING AND TECHNOLOGY LICENSE AGREEMENT

THIS EXTENSION AND THIRD MODIFICATION TO MANUFACTURING, DISTRIBUTING AND TECHNOLOGY LICENSE AGREEMENT (this “Third Modification”) is made and entered into as of July 3, 2008 by and between Image Sensing Systems, Inc., a Delaware corporation located at 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104 (hereinafter, “ISS”), and Econolite Control Products, Inc., a California corporation located at 3360 E. La Palma Avenue, Anaheim, California 92806 (hereinafter “Econolite”). ISS and Econolite were the parties to the original Manufacturing, Distributing and Technology License Agreement dated June 11, 1991 (the “Agreement”) which was subsequently modified, in part, in a Modification to Manufacturing, Distributing and Technology License Agreement dated September 1, 2000 (the “First Modification”), a Letter Agreement dated June 19, 1997 (the “Letter Agreement”), Extension and Second Modification to Manufacturing, Distributing and Technology License Agreement dated July 13, 2001 (the “Second Modification”) and Settlement Agreement, Contract Modification and Mutual Release executed August 3, 2006 (the “Settlement”).

Recitals:

A.	The parties have operated successfully under the Agreement, as modified, for more than 15 years.

B.	The Agreement, as previously modified, will, under its terms, terminate on June 11, 2011.

C.	The parties hereto decide to extend the term of the Agreement and to add or modify certain provisions.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.            The first paragraph of ARTICLE I. APPOINTMENT AS EXCLUSIVE DISTRIBUTOR AND MANUFACTURER OF THE PRODUCTS shall be deleted in is entirety and replaced with the following:

In accordance with and subject to the terms and conditions of Article V below, ISS appoints Econolite as its exclusive licensee to make, have made, use, license, distribute and sell the products defined in Article V and specified in Exhibit A attached hereto (the “Products”) to customers located in the Territory (as defined in Article V) for use solely in connection with applications primarily related to the regulation of surface transportation. Notwithstanding the foregoing and for purposes of clarification, applications related to security, environmental and other applications not related to the regulation of surface transportation shall be specifically excluded from the license rights granted to Econolite in this Agreement. Other territories and other products used primarily for the regulation of surface transportation (the “Additional Products”) will be first offered to Econolite for negotiation within a reasonable time period before distribution rights are granted to any other party in any part of the world pursuant to the terms of Article V.B.4. and V.B.5. Exhibit A may be modified by the parties hereto, from time to time, in a writing agreed to and signed by the parties.

2.            A new paragraph of ARTICLE I. APPOINTMENT AS EXCLUSIVE DISTRIBUTOR AND MANUFACTURER OF THE PRODUCTS shall added immediately after the first paragraph of ARTICLE I as follows:

Notwithstanding the foregoing and for purposes of clarification, ISS may request the right to manufacture (or cause to be manufactured) the Products in the Territory; provided, that such Products are being manufactured to fulfill sales to customers located outside of the Territory. If ISS believes that Econolite is not competitive on cost and/or delivery schedule, it shall send written notice to Econolite explaining in detail its basis for this claim (any claim by ISS must be supported by including a copy of a written bid from a qualified and reputable third party). Econolite may agree to match the third party price and/or delivery schedule, as the case may be, and, if Econolite does not agree to match the third party price and/or delivery schedule, Econolite shall provide a reasonable business basis on which it has not agreed.

3.            The words “and its affiliates and subsidiaries” shall be inserted after the word “Econolite” in line 1 of Section B of ARTICLE II. RESPONSIBILITIES OF ECONOLITE.

4.            A new Section M is hereby added to ARTICLE II. RESPONSIBILITIES OF ECONOLITE which shall read as follows:

M.         ISS and Econolite shall use their commercially reasonable efforts to minimize costs incurred in connection with the manufacture of the Products without any impact on the Product’s form, fit or function (the “Cost Savings Projects”). All Cost Savings Projects must be agreed to by ISS and Econolite in writing and in advance of any implementation.

5.            The words “additional products” in lines 2, 4, 9 and 10 of Section B(4) of Article V. TECHNOLOGY LICENSE are hereby deleted and replaced with the words “Additional Products”.

6.            ARTICLE VII. OWNERSHIP OF INVENTIONS shall be deleted in its entirety and replaced with:

[Intentionally Omitted]

7.            ARTICLE VIII. DURATION AND TERMINATION shall be deleted in its entirety and replaced with the following:

ARTICLE VIII. DURATION AND TERMINATION

This Agreement shall become effective upon the Effective Date and shall be non-cancellable except under the terms of Article IX for a term of forty (40) years.

8.            A new Section D shall be added to ARTICLE IX. EARLY TERMINATION which shall read as follows:

D.         Either party may terminate this Agreement upon three (3) years prior    written notice to the other party.

9.            Except as modified herein, each and every other provision of the Agreement, as modified by the First Modification, Letter Agreement, Second Modification and Settlement are confirmed and reaffirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Modification effective as of the date first set out above.

IMAGE SENSING SYSTEMS, INC.	ECONOLITE CONTROL PRODUCTS, INC.

By: /s/ Kenneth R. Aubrey	By: /s/ David St. Amant
Title: President and CEO	Title: President and COO
Date: July 2, 2008	Date: July 3, 2008